Exhibit 99.1

ALLEGHANY CORPORATION

1411 Broadway, 34th Floor

New York, NY 10018

ALLEGHANY CORPORATION REPORTS 2021 FIRST QUARTER RESULTS

NEW YORK, NY, May 6, 2021 – Alleghany Corporation (NYSE-Y) announced its financial results for the first quarter of 2021. Book value per share was $623.78, approximately equal to book value per share at December 31, 2020, and an increase of 2.8% from the book value per share at December 31, 2020 excluding accumulated other comprehensive income.

Highlights for the quarter are summarized below1:

●	Net premiums written increased 14.4%, with reinsurance up 15.2% and insurance up 11.5%.

●	The combined ratio was 99.0% compared with 101.7%; excluding catastrophe and Pandemic[2] losses, the combined ratio was 86.6% compared with 89.1%.

●	Net investment income increased 37.1% to $153 million from $112 million.

●	Alleghany Capital revenue[3] increased 66.0% to $759 million from $457 million.

●	Earnings (losses) per diluted share were $16.37, compared with ($25.37).

●	Adjusted earnings per diluted share were $9.81, compared with $4.99.

Weston Hicks, Chief Executive Officer, commented, “Alleghany produced over $230 million of net earnings in the quarter, or $16.37 per share, with our businesses performing well in an improving economic environment, continuing favorable re/insurance market conditions and the benefit of strong investment earnings. Book value per share was flat in the first quarter of 2021, however, as unrealized bond losses offset our solid operating performance.”

Joe Brandon, President, added, “Each of our re/insurance operations delivered double digit net premium growth, reflecting continued broad-based rate increases, and each produced a modest underwriting profit despite incurring a total of $181 million of catastrophe losses related to Winter Storm Uri and related storms4. Underwriting profit, excluding catastrophe and Pandemic losses, was $216 million, an increase of 37% over last year’s first quarter.

“Alleghany Capital had an excellent first quarter with strong earnings from W&W|AFCO Steel, IPS and Wilbert. On a trailing twelve month basis, Alleghany Capital’s adjusted earnings before taxes continue to grow and now exceed $195 million.

“Looking ahead, we continue to see encouraging underlying momentum across our businesses, reflected in continued rate increases and strong, profitable growth at our re/insurance operations and the breadth of current projects, backlogs and order flow at Alleghany Capital.”

[1]	All comparisons are with the same period of the prior year, unless otherwise stated.
[2]	The Covid-19 global Pandemic is referred to herein as the “Pandemic.”
[3]	Relates to Alleghany Capital noninsurance revenue.
[4]	Winter Storm Uri and the related storms are collectively referred to herein as the “Winter Storms.”

The following table summarizes results for the three months ended March 31, 2021 and 2020:

	Three Months Ended March 31,		Percent
	2021	2020	Change
	(in millions, except share and per share data)

Revenues:

Total revenues	$2,653.7	$1,482.9	79.0%

Net premiums written	1,754.8	1,533.7	14.4%

Alleghany Capital revenue[1]	759.1	457.3	66.0%

Net investment income	153.5	112.0	37.1%

Change in the fair value of equity securities	112.7	(523.0)	n/m

Earnings:

Earnings (losses) before income taxes	$296.9	$(466.2)	n/m

Underwriting profit (loss)	16.7	(24.4)	n/m

Net earnings (losses) attributable to Alleghany stockholders	230.0	(361.2)	n/m

Adjusted earnings	138.3	74.1	86.6%

Share and Per share data:

Earnings (losses) per diluted share	$16.37	$(25.37)	n/m

Adjusted earnings per diluted share	9.81	4.99	96.6%

Weighted average diluted shares outstanding	13,998,986	14,356,108	(2.5%)

1	Relates to Alleghany Capital noninsurance revenue.

SEGMENT RESULTS

The following table summarizes the reinsurance and insurance segment results for the three months ended March 31, 2021 and 2020:

	Three Months Ended March 31,		Percent
	2021	2020	Change
	(in millions)
Net premiums written:
Reinsurance segment	$1,394.9	$1,211.0	15.2%
Insurance segment	359.9	322.7	11.5%

	$1,754.8	$1,533.7	14.4%

Underwriting profit (loss):
Reinsurance segment	$5.0	$(78.9)	n/m
Insurance segment	11.7	54.5	(78.5%)

	$16.7	$(24.4)	n/m

Underwriting profit (loss) excluding catastrophe and Pandemic losses:
Reinsurance segment	$122.7	$93.3	31.5%
Insurance segment	92.9	63.9	45.4%

	$215.6	$157.2	37.2%

Reinsurance

TransRe’s net premiums written increased 15.2% in the first quarter of 2021 from the first quarter of 2020, reflecting generally improving rates overall, growth in various U.S. professional liability and agricultural lines of business and, to a lesser extent, the impact of changes in foreign exchange rates, partially offset by declines in shorter tail casualty lines including automobile and accident and health. Professional liability net premiums written alone increased 50.1% in the first quarter of 2021.

TransRe’s combined ratio for the first quarter of 2021 was 99.6%, compared with 107.0% for the first quarter of 2020. The decrease in the combined ratio in the first quarter of 2021 primarily reflects lower catastrophe and Pandemic losses. In the first quarter of 2021, TransRe incurred $100 million of Winter Storm losses and $18 million of Pandemic losses. In the first quarter of 2020, TransRe incurred $153 million of Pandemic losses and $19 million of Puerto Rico earthquake losses. In total, TransRe has incurred $410 million of Pandemic losses since inception. TransRe’s underwriting profit before catastrophe and Pandemic losses was $123 million in the first quarter of 2021, an increase of 31.5% compared to the first quarter of 2020.

Insurance

Insurance segment net premiums written increased 11.5% in the first quarter of 2021 from the first quarter of 2020, reflecting growth at both RSUI and CapSpecialty.

RSUI’s net premiums written increased 11.5% reflecting growth in most lines of business due to increases in business opportunities, higher rates and improved general market conditions, particularly in the directors’ and officers’ liability, property, and umbrella/excess lines of business.

RSUI’s combined ratio for the first quarter of 2021 was 96.0%, compared with 75.8% for the first quarter of 2020. The higher combined ratio in the first quarter of 2021 primarily reflects an increase in catastrophe losses. Catastrophe losses were $80 million for the first quarter of 2021, virtually all of which related to the Winter Storms, compared with $9 million for the first quarter of 2020. The impact of the increase in catastrophe losses on the combined ratio was partially offset by lower commission rates and a lower current accident year attritional loss ratio. RSUI’s underwriting profit before catastrophe losses was $91 million, an increase of 40.8% in the first quarter of 2021.

CapSpecialty’s net premiums written increased 11.8% primarily reflecting growth in the professional liability and other specialty casualty lines of business due to increases in business opportunities and higher rates, CapSpecialty’s expanded product offerings and the impact of CapSpecialty’s purchases of certain renewal rights in May 2020, partially offset by a curtailment of certain unprofitable broker relationships.

CapSpecialty’s combined ratio for the first quarter of 2021 was 99.6%, compared with 101.3% for the first quarter of 2020. The lower combined ratio in the first quarter of 2021 reflects a lower casualty loss ratio and lower expense ratio, partially offset by approximately $1 million of losses in the first quarter of 2021 related to the Winter Storms.

Alleghany Capital

The following table summarizes earnings (losses) before income taxes and adjusted earnings (losses) before income taxes for the Alleghany Capital segment for the three months ended March 31, 2021 and 2020:

	Three Months Ended March 31,
	2021				2020
	Industrial	Non- industrial	Corp. & other	Total	Industrial	Non- industrial	Corp. & other	Total
	($ in millions)				($ in millions)
Earnings (losses) before income taxes	$26.3	$13.9	$(4.5)	$35.7	$7.2	$(7.6)	$0.7	$0.3

Less: net realized capital gains	(0.1)	(0.8)	-	(0.9)	(5.1)	0.2	-	(4.9)
Add: amortization of intangible assets	4.0	7.3	-	11.3	3.3	5.9	-	9.2

Adjusted earnings (losses) before income taxes	$30.2	$20.4	$(4.5)	$46.1	$5.4	$(1.5)	$0.7	$4.6

The significant increase in earnings before income taxes in the first quarter of 2021 from the first quarter of 2020 reflects higher earnings in both non-industrial and industrial sub-segments, partially offset by an increase in long term incentive compensation accruals in Alleghany Capital’s corporate operations. The increase in non-industrial earnings before income taxes primarily reflects higher sales at Jazwares, due to strong customer demand across its portfolio of licenses and brands, and its acquisition of Kelly Toys Holdings LLC in April 2020, and an increase in revenue and margins at IPS. Higher industrial earnings before income taxes in 2021 reflects earnings growth at all industrial subsidiaries, most significantly higher sales and margins at W&W|AFCO Steel and the impact of Wilbert’s April 1, 2020 inclusion in Alleghany’s consolidated results, partially offset by lower realized capital gains and net investment income.

INVESTMENT PERFORMANCE

Alleghany reported net investment income for the first quarter of 2021 of $153 million, an increase of 37.1% from the first quarter of 2020, primarily reflecting higher partnership income and, to a lesser extent, higher dividend income, partially offset by lower interest income.

The increase in partnership income in the first quarter of 2021 reflects appreciation in a certain partnership that has exposure to cryptocurrencies. In addition, certain credit-related partnership investments performed better in the first quarter of 2021 compared with the negative impact of the Pandemic on their holdings of lower quality debt securities reflected in the first quarter of 2020. The increase in dividend income reflects an increased allocation to higher-yielding stocks. Lower interest income reflects the impact of low reinvestment yields on debt securities and lower yields on short term investment and floating-rate debt securities.

Financial statement total return5 on investments was 0.0% for the first quarter of 2021 primarily reflecting appreciation in the value of our equity securities portfolio and higher net investment income offset by a decline in net unrealized gains on debt securities. This compares to a (4.4%) return on investments in the first quarter of 2020, reflecting significant depreciation in the value of our equity securities portfolio from the impact of the Pandemic and related economic and financial market disruptions as well as significant depreciation in our debt securities portfolio.

[5]	As calculated in Alleghany’s financial supplement.

OTHER FINANCIAL INFORMATION

As of March 31, 2021, Alleghany had 13,940,669 shares of its common stock outstanding, compared with 14,041,180 shares of its common stock outstanding as of December 31, 2020.

During the first quarter of 2021, Alleghany repurchased an aggregate of 103,025 shares of its common stock in the open market for $63.2 million, at an average price per share of $613.36. As of March 31, 2021, Alleghany had $369.2 million remaining under its share repurchase authorization.

Additional Information

Concurrent with the issuance of today’s earnings press release, Alleghany has posted a financial supplement to its website, www.alleghany.com, containing additional schedules that provide further detail pertaining to Alleghany’s financial results.

Additional information regarding Alleghany’s 2021 first quarter financial results, including management’s discussion and analysis of Alleghany’s financial condition and results of operations, is contained in Alleghany’s Quarterly Report on Form 10-Q for the period ended March 31, 2021 (the “Form 10-Q”), to be filed with the U.S. Securities and Exchange Commission (the “SEC”) on or about the date hereof. The Form 10-Q and the financial supplement will be available on Alleghany’s website at www.alleghany.com. The Form 10-Q will also be available on the SEC’s website at www.sec.gov. Readers are urged to review the Form 10-Q for a more complete discussion of Alleghany’s financial performance.

Alleghany Capital Virtual Investor Meeting

Alleghany Corporation will host an Alleghany Capital virtual investor meeting on Friday, May 14, 2021, beginning at 9:00 a.m. Eastern Time and concluding at approximately 11:00 a.m. Eastern Time. The event will include an in-depth presentation by Alleghany Capital’s executives on its strategy and performance and will also include presentations by leaders of certain of Alleghany Capital’s portfolio companies, Jazwares and IPS. Presentations by management will be followed by a question and answer session.

The meeting will be webcast live and all interested parties are invited to join by registering in advance at www.alleghany.com in the Events and Presentations section of the website. A replay of the webcast will be available for 90 days after the event.

About Alleghany Corporation

Alleghany Corporation (NYSE-Y) creates value by owning and supporting its operating subsidiaries and managing investments, anchored by a core position in property and casualty reinsurance and insurance. Alleghany’s property and casualty subsidiaries include: Transatlantic Holdings, Inc. (“TransRe”), a leading global reinsurer; RSUI Group, Inc. (“RSUI”), which underwrites wholesale specialty insurance coverages including property, casualty, professional liability and directors’ and officers’ liability; and CapSpecialty, Inc. (“CapSpecialty”), an underwriter of commercial property, casualty and surety insurance coverages.

Alleghany’s subsidiary Alleghany Capital Corporation (“Alleghany Capital”) owns and manages a diverse portfolio of industrial and non-industrial businesses. Alleghany Capital’s industrial businesses include: (i) Precision Cutting Technologies, Inc., which provides precision automated machine tool solutions and high-performance carbide end mills and manufactures and services waterjet orifices and nozzles; (ii) R.C. Tway Company, LLC (dba “Kentucky Trailer”), a manufacturer of custom trailers and truck bodies for the moving and storage industry and other markets; (iii) WWSC Holdings, LLC, a structural steel fabricator and erector (“W&W|AFCO Steel”); and (iv) Wilbert Funeral Services, Inc. (“Wilbert”), a provider of products and services for the funeral and cemetery industries and precast concrete markets. Alleghany Capital’s non-industrial businesses include: (i) IPS-Integrated Project Services, LLC, a design, engineering, procurement, construction management and validation service provider focused on the global pharmaceutical and biotechnology industries ( “IPS”); (ii) Jazwares, LLC, a global toy and musical instrument company (“Jazwares”); and (iii) CHECO Holdings, LLC, a hotel management and development company. For additional information about Alleghany Capital Corporation, please visit www.alleghanycc.com.

Non-GAAP Financial Measures

Throughout this press release, Alleghany’s results of operations have been presented in the way that Alleghany believes will be the most meaningful and useful to investors, analysts, rating agencies and others who use financial information in evaluating the performance of Alleghany. This presentation includes the use of underwriting profit, adjusted earnings, adjusted earnings per diluted share, adjusted earnings before income taxes and book value per share excluding accumulated other comprehensive income (“AOCI”), which are “non-GAAP financial measures.” The presentation of these financial measures is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Also, note that these measures may be different from non-GAAP financial measures used by other companies, limiting their usefulness for comparison purposes. A discussion of Alleghany’s calculation and use of these financial measures is provided below.

Underwriting profit represents net premiums earned less net loss and loss adjustment expenses and commissions, brokerage and other underwriting expenses, all as determined in accordance with U.S. GAAP and does not include net investment income, change in the fair value of equity securities, net realized capital gains, change in allowance for credit losses on available for sale securities, non-insurance revenue, other operating expenses, corporate administration, amortization of intangible assets and interest expense. Alleghany consistently uses underwriting profit as a supplement to earnings before income taxes, the most comparable U.S. GAAP financial measure, to evaluate the performance of its reinsurance and insurance segments and believes that underwriting profit provides useful additional information to investors because it highlights net earnings attributable to a segment’s underwriting performance. Earnings before income taxes may show a profit despite an underlying underwriting loss; and when underwriting losses persist over extended periods, a reinsurance or an insurance company’s ability to continue as an ongoing concern may be at risk.

A reconciliation of underwriting profit to earnings before income taxes is presented below.

	Three Months Ended March 31,
	2021	2020
	(in millions)
Earnings (losses) before income taxes	$296.9	$(466.2)

Adjustments to earnings before income taxes:
Net investment income	153.5	112.0
Change in the fair value of equity securities	112.7	(523.0)
Net realized capital gains	12.9	13.0
Change in allowance for credit losses on available for sale securities	2.0	(31.4)
Noninsurance revenue	767.8	467.9
Other operating expenses	(723.9)	(466.7)
Corporate administration	(9.6)	14.3
Amortization of intangible assets	(11.5)	(9.6)
Interest expense	(23.7)	(18.3)

	280.2	(441.8)

Underwriting profit (loss)	$16.7	$(24.4)

Adjusted earnings and adjusted earnings per diluted share represent net earnings attributable to Alleghany stockholders and earnings per diluted share, respectively, excluding (on an after-tax basis) change in the fair value of equity securities, net realized capital gains, change in allowance for credit losses on available for sale securities and amortization of intangible assets, all as determined in accordance with U.S. GAAP. Alleghany uses adjusted earnings and adjusted earnings per diluted share as supplements to net earnings attributable to Alleghany stockholders and earnings per diluted share, respectively, the most comparable U.S. GAAP financial measures, to provide useful additional information to investors by highlighting earnings and earnings per diluted share attributable to its performance exclusive of changes in the fair value of equity securities, realized capital gains or losses, change in allowance for credit losses on available for sale securities and amortization of intangible assets.

Reconciliations of adjusted earnings and adjusted earnings per diluted share to net earnings attributable to Alleghany stockholders and earnings per diluted share, respectively, are presented below.

	Three Months Ended March 31,
	2021	2020
	($ in millions, except share and per share amounts)
Net earnings (losses) attributable to Alleghany stockholders(1)	$230.0	$(361.2)

Adjustments to net earnings attributable to Alleghany stockholders:
Change in the fair value of equity securities	112.7	(523.0)
Net realized capital gains	12.9	13.0
Change in allowance for credit losses on available for sale securities	2.0	(31.4)
Amortization of intangible assets	(11.5)	(9.6)
Income tax effect of adjustments	(24.4)	115.7

	91.7	(435.3)

Adjusted earnings	$138.3	$74.1

Weighted average diluted common shares outstanding	13,998,986	14,356,108

Earnings (losses) per diluted share	$16.37	$(25.37)

Adjusted earnings per diluted share	$9.81	$4.99
___________________

(1)

The numerators for calculating earnings per diluted share and adjusted earnings per diluted share may be further reduced for the effect of dilutive securities. Please refer to the Form 10-Q for additional information.

Adjusted earnings before income taxes is a non-GAAP financial measure for Alleghany’s non-insurance operating subsidiaries and investments in the Alleghany Capital segment. Adjusted earnings before income taxes represents noninsurance revenue and net investment income less other operating expenses and interest expense, and does not include: (i) amortization of intangible assets; (ii) change in the fair value of equity securities; (iii) net realized capital gains; (iv) change in allowance for credit losses on available for sale securities; and (v) income taxes. Because adjusted earnings before income taxes excludes amortization of intangible assets, change in the fair value of equity securities, net realized capital gains, change in allowance for credit losses on available for sale securities and income taxes, it provides an indication of economic performance that is not affected by levels of effective tax rates or levels of amortization resulting from acquisition accounting. Alleghany uses adjusted earnings before income taxes as a supplement to earnings before income taxes, the most comparable GAAP financial measure, to evaluate the performance of certain of its non-insurance operating subsidiaries and investments. A reconciliation of adjusted earnings before income taxes to earnings before income taxes is presented above in “Segment Results-Alleghany Capital.”

Book value per share excluding AOCI is calculated by dividing: (i) stockholders’ equity attributable to Alleghany stockholders less AOCI, all as determined in accordance with GAAP, by (ii) shares outstanding. Alleghany uses book value per share excluding AOCI as a supplement to book value per share, the most comparable GAAP financial measure, in order to better disclose its per share performance by excluding the effects of AOCI, which includes changes in interest rates and credit spreads on its debt securities portfolio, among others. A reconciliation of book value per share to book value per share excluding AOCI is presented below.

	March 31, 2021	December 31, 2020	Percentage Change
	($ in millions, except share and per share amounts)
Stockholders’ equity attributable to Alleghany stockholders	$8,695.9	$8,755.7	(0.7%)
Less: AOCI	224.2	452.4	(50.4%)

	$8,471.7	$8,303.3	2.0%

Shares outstanding	13,940,669	14,041,180	(0.7%)
Book value per share	$623.78	$623.57	0.0%
Book value per share excluding AOCI	$607.70	$591.35	2.8%

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Forward-looking Statements

This release contains disclosures, which may be deemed “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “may,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “believe,” “potential,” “should” or the negative versions of those words or other comparable words. Forward-looking statements do not relate solely to historical or current facts; rather, they are based on management’s expectations as well as certain assumptions and estimates made by, and information available to, management at the time. These statements are not guarantees of future performance. These forward-looking statements are based upon Alleghany’s current expectations and are subject to a number of uncertainties and risks that could significantly affect current plans, anticipated actions and Alleghany’s future financial condition and results. Factors that could cause these forward-looking statements to differ, possibly materially, from that currently contemplated include:

•	significant weather-related or other natural or man-made catastrophes and disasters;

•	the effects of outbreaks of pandemics or contagious diseases, including the length and severity of the current Pandemic, including its impact on Alleghany’s business;

•	the cyclical nature of the property and casualty reinsurance and insurance industries;

•	changes in market prices of Alleghany’s significant equity investments and changes in value of Alleghany’s debt securities portfolio;

•	adverse loss development for events insured by Alleghany’s reinsurance and insurance subsidiaries in either the current year or prior years;

•	the long-tail and potentially volatile nature of certain casualty lines of business written by Alleghany’s reinsurance and insurance subsidiaries;

•	the cost and availability of reinsurance;

•	the reliance by Alleghany’s reinsurance and insurance operating subsidiaries on a limited number of brokers;

•	legal, political, judicial and regulatory changes;

•	increases in the levels of risk retention by Alleghany’s reinsurance and insurance subsidiaries;

•	changes in the ratings assigned to Alleghany’s reinsurance and insurance subsidiaries;

•	claims development and the process of estimating reserves;

•	exposure to terrorist acts and acts of war;

•	the willingness and ability of Alleghany’s reinsurance and insurance subsidiaries’ reinsurers to pay reinsurance recoverables owed to Alleghany’s reinsurance and insurance subsidiaries;

•	the uncertain nature of damage theories and loss amounts;

•	the loss of key personnel of Alleghany’s reinsurance or insurance operating subsidiaries;

•	fluctuation in foreign currency exchange rates;

•	the failure to comply with the restrictive covenants contained in the agreements governing Alleghany’s indebtedness;

•	the ability to make payments on, or repay or refinance, Alleghany’s debt;

•	risks inherent in international operations; and

•	difficult and volatile conditions in the global market.

Additional risks and uncertainties include general economic and political conditions, including the effects of a prolonged U.S. or global economic downturn or recession; changes in costs; variations in political, economic or other factors; risks relating to conducting operations in a competitive environment; effects of acquisition and disposition activities, inflation rates, or recessionary or expansive trends; changes in interest rates; extended labor disruptions, civil unrest, or other external factors over which we have no control; changes in Alleghany’s plans, strategies, objectives, expectations, or intentions, which may happen at any time at its discretion; and other factors discussed in Alleghany’s 2020 Form 10-K. All forward-looking statements speak only as of the date they are made and are based on information available at that time. Alleghany does not undertake any obligation to update or revise any forward-looking statements to reflect subsequent circumstances or events.

For more information, please contact:

Dale James

Alleghany Corporation

212-508-8116

ALLEGHANY CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

	March 31,	December 31,
	2021	2020
	(unaudited)
	($ in thousands, except share amounts)
Assets
Investments:
Securities at fair value:
Equity securities (cost: 2021 – $2,617,050; 2020 – $2,051,996)	$3,312,228	$2,718,902
Debt securities (amortized cost: 2021 – $14,514,691; 2020 – $14,898,522; allowance for credit losses: 2021 – $607; 2020 – $2,579)	14,945,479	15,618,470
Short-term investments	594,958	714,208

	18,852,665	19,051,580
Commercial mortgage loans	639,621	670,239
Other invested assets	508,674	465,153

Total investments	20,000,960	20,186,972
Cash	1,197,474	791,442
Accrued investment income	90,724	88,760
Premium balances receivable	1,284,163	1,145,341
Reinsurance recoverables	1,829,187	1,781,096
Ceded unearned premiums	345,947	311,898
Deferred acquisition costs	637,086	595,117
Property and equipment at cost, net of accumulated depreciation and amortization	269,790	267,872
Goodwill	614,114	614,163
Intangible assets, net of amortization	774,797	787,462
Current taxes receivable	-	3,189
Funds held under reinsurance agreements	785,502	794,453
Other assets	1,556,139	1,559,245

Total assets	$29,385,883	$28,927,010

Liabilities, Redeemable Noncontrolling Interests and Stockholders’ Equity
Loss and loss adjustment expenses	$13,293,046	$12,970,626
Unearned premiums	3,176,795	2,984,060
Senior notes and other debt	2,080,288	2,135,946
Reinsurance payable	249,806	208,384
Current taxes payable	8,715	-
Net deferred tax liabilities	5,841	43,547
Other liabilities	1,641,948	1,594,918

Total liabilities	20,456,439	19,937,481

Redeemable noncontrolling interests	233,563	233,809
Common stock (shares authorized: 2021 and 2020 – 22,000,000; shares issued: 2021 and 2020 – 17,459,961)	17,460	17,460
Contributed capital	3,613,764	3,613,454
Accumulated other comprehensive income (loss)	224,190	452,402
Treasury stock, at cost (2021 – 3,519,292 shares; 2020 – 3,418,781 shares)	(1,707,908)	(1,645,930)
Retained earnings	6,548,375	6,318,334

Total stockholders’ equity attributable to Alleghany stockholders	8,695,881	8,755,720

Total liabilities, redeemable noncontrolling interests and stockholders’ equity	$29,385,883	$28,927,010

ALLEGHANY CORPORATION AND SUBSIDIARIES

Consolidated Statements of Earnings and Comprehensive Income

(unaudited)

	Three Months Ended March 31,
	2021	2020
	($ in thousands, except per share amounts)
Revenues
Net premiums earned	$1,604,763	$1,444,420
Net investment income	153,484	111,982
Change in the fair value of equity securities	112,728	(522,976)
Net realized capital gains	12,931	13,026
Change in allowance for credit losses on available for sale securities	1,972	(31,375)
Noninsurance revenue	767,835	467,849

Total revenues	2,653,713	1,482,926

Costs and Expenses
Net loss and loss adjustment expenses	1,112,070	1,027,444
Commissions, brokerage and other underwriting expenses	476,036	441,396
Other operating expenses	723,889	466,661
Corporate administration	9,558	(14,307)
Amortization of intangible assets	11,478	9,568
Interest expense	23,752	18,356

Total costs and expenses	2,356,783	1,949,118

Earnings (losses) before income taxes	296,930	(466,192)
Income taxes	58,867	(104,720)

Net earnings (losses)	238,063	(361,472)
Net earnings (losses) attributable to noncontrolling interest	8,022	(254)

Net earnings (losses) attributable to Alleghany stockholders	$230,041	$(361,218)

Net earnings (losses)	$238,063	$(361,472)
Other comprehensive income (loss):
Change in unrealized gains, net of deferred taxes of ($57,932) and ($73,534) in 2021 and 2020, respectively	(217,935)	(276,629)
Less: reclassification for net realized capital gains and change in allowance for credit losses on available for sale securities, net of taxes of ($3,130) and ($2,883) for 2021 and 2020, respectively	(11,773)	(10,848)
Change in unrealized currency translation adjustment, net of deferred taxes of $654 and ($3,651) for 2021 and 2020, respectively	2,461	(13,733)
Retirement plans	(965)	517

Comprehensive income (loss)	9,851	(662,165)
Comprehensive income (loss) attributable to noncontrolling interests	8,022	(254)

Comprehensive income (loss) attributable to Alleghany stockholders	$1,829	$(661,911)

Basic earnings (losses) per share attributable to Alleghany stockholders	$16.44	$(25.19)
Diluted earnings (losses) per share attributable to Alleghany stockholders	16.37	(25.37)